Exhibit 10.13

February 23, 2016

VIA E-MAIL

Mr. Peter Hantman

5251 Nassau Circle East

Cherry Hills, CO 80113

Re:	Terms of Employment

Dear Peter,

The purpose of this letter agreement (this “Agreement’’) is to formally confirm the terms and conditions of your continued employment with E2Open, LLC (the “Company”).

Title and Duties

During your employment, you will serve as the Company’s Chief Financial and Integration Officer, reporting to the Chief Executive Officer of the Company, and you will have duties and responsibilities that are consistent with such position.

Base Salary

You will receive an annual salary of $300,000, paid semi-monthly in accordance with the Company’s regular payroll practices.

Annual Bonus

During each fiscal year of your employment with the Company, you will be eligible to participate in the relevant E2open incentive plan for your position, with a target bonus amount equal to $200,000. The actual bonus amount will be based upon achievement of company and individual performance targets established by the board of directors (the “Board”) of Eagle Parent Holdings, LLC (“Eagle”), the ultimate parent of the Company, for the fiscal Year to which the bonus relates. For the Company’s fiscal year ending February 28, 2016, your actual bonus will be determined based on the achievement of company and individual performance targets established by the Board and communicated to you; provided that you will be deemed to have achieved one-hundred percent (100%) of the targets for each of the first and second quarters of fiscal 2016; provided, further, that, with respect to the third and fourth quarters of fiscal 2016, the achievement of any such company and individual targets for such quarters shall be in the sole discretion of the Board after consultation with the Chief Executive Officer. The payment of any annual bonus described herein will be made at the same time annual bonuses are generally paid to other senior executives of the Company, and will be subject to your continued employment with the Company through the applicable payment date.

Employee Benefits

As a Company employee, you are eligible to receive paid time off/vacation and employee benefits available to employees at your position under the Company’s policies and benefit programs. The Company expressly reserves the right to amend, modify or terminate the benefit plans, policies and programs it offers to its employees at any time in accordance with their terms or to cease providing such benefit plans, policies or programs.

Equity Grants

Subject to the approval of the Board, you will be granted 3,399,204 Class B Units of Eagle (the “Time-Vested Units”). The Time-Vested Units will be “profits interests” and will have a Participation Level (as defined in the Amended and Restated Operating Agreement of the Company, dated as of March 26, 2015, as amended from time to time (the “Operating Agreement”)) at least equal to the fair market value of Eagle on the date of grant. Subject to your continued employment with the Company through each applicable vesting date, the Time-Vested Units will vest based solely on the passage of time, with 25% vesting on the first (1st) anniversary of your vesting commencement date, which will be March 26, 2015, and the remainder vesting in substantially equal quarterly installments during the next three (3) years (i.e., the period beginning March 26, 2016 and ending on March 26, 2019).

In addition, subject to the approval of the Board, you will be granted 130,739 additional Class B Units of Eagle (the “Performance-Vested Units”). The Performance-Vested Units will be “profits interest” and will have a Participation Level at least equal to the fair market value of Eagle on the date of grant. The Performance-Vested Units will vest upon the consummation of a Sale Transaction (as defined in the Operating Agreement) based on the achievement of a 3.5x return to Eagle’s equity investors in such Sale Transaction, subject to your continued employment through such Sale Transaction.

The Time-Vested Units and the Performance-Vested Units will otherwise be subject to the terms and conditions of the Operating Agreement and a restricted unit agreement evidencing such awards.

Severance Benefits

Although the Company expressly reserves the right to terminate your employment at any time, with or without cause or advance notice and for any reason, if your employment with the Company is terminated by the Company (other than for Cause (as defined below), or as a result of your death or permanent disability) (a “Qualifying Termination”), the Company will (i) pay you the sum of (x) 50% of your base annual salary as m effect at the time of such termination and (y) 50% of your target annual bonus for the fiscal year in which such termination occurs (or, if no target annual bonus has been set for such fiscal year, your target annual bonus for the fiscal year prior to the fiscal year in which such termination occurs), in equal installments during the six (6) month period following the date of such termination, payable in accordance with the Company’s regular payroll practices beginning with the first regular payroll date following your last date of employment (the “Cash Severance”) and (ii) if the Time-Vested Units are expressly assumed in a Sale Transaction and the Qualifying Termination occurs during the one (1) year period following the occurrence of such Sale Transaction, 50% of the then-unvested outstanding Time-Vested Units granted to you shall immediately vest and become exercisable as of the date such Qualifying Termination (collectively, the “Severance Benefits”).

Notwithstanding any provision herein to the contrary, the payment or provision of the Severance Benefits shall be conditioned upon (A) your execution, delivery to the Company, and non-revocation of a general release in favor of the Company and its affiliates (in a form satisfactory to the Company) within twenty-one (21) days (or in the event of that such termination is “in connection with an exit incentive or other employment termination program,” forty-five (45) days) following the date of termination and your non-revocation of such release during applicable revocation period, and (B) your continued compliance with the terms of the Proprietary Information Agreement (referenced below). If your date of termination and the last day of the applicable revocation period could fall in two (2) separate taxable years, regardless of when you actually execute the release, the Cash Severance payments will not commence until the later taxable year. Each installment described in this paragraph (and all other payments to be made in installments as a result of this letter) shall be deemed to be a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986 as the same may be amended from time to time. The Severance Benefits are your sole and exclusive remedy if your employment with the Company is terminated by the Company (other than for Cause, or by reason of your death or permanent disability) and shall immediately cease should you fail to comply with the terms of the Proprietary Information Agreement.

For purposes of this letter, “Cause” means (i) your material act or acts of personal dishonesty taken in connection with your responsibilities as an employee; (ii) your gross negligence willful misconduct in respect of your performance of your duties to the Company, (iii) your engagement in conduct that results, or could be reasonably expected to result, in material injury to the reputation or business of the Company or any its affiliates (collectively, the “Company Group”); (iv) your misappropriation of the assets or business opportunities of the Company or any other member of the Company Group; (v) act or acts of embezzlement or fraud committed by you, or at your direction, or with your prior personal knowledge; (vi) your conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (x) a felony or (y) any other criminal charge (other than minor traffic violations) that has, or could be reasonably expected to have, a material adverse impact on the performance of your duties to the Company, or that results, or could reasonably be expected to result, in a material injury to the reputation or business of the Company or any other member of the Company Group; (vii) your habitual or repeated neglect of, or failure to perform, your duties to the Company or any the Company Group; or (viii) your breach of any material provisions of this letter or the Propriety Information Agreement or material breach of any of the Company Group’s written code of conduct, code of ethics or any other material written policy or of a fiduciary duty responsibility to the Company Group. Any Cause termination will be effective upon written notice; provided, however, that with respect to any Cause termination relying on clauses (i), (ii), (iii) or (vii) above, if the event giving rise to Cause is subject to cure, the Company will be required to provide fifteen (15) days’ advanced written notice and such termination will not be effective if you have cured the Cause event within such fifteen (15) day notice period. If, within ninety (90) days subsequent to your termination for any reason other than by the Company for Cause, the Board after investigation determines that your employment could have been terminated for Cause, your employment will be deemed to have been terminated for Cause for all purposes under this letter, and you will be required to disgorge the Company all amounts received by you pursuant to this letter or otherwise on account of such termination that would not have been payable to you had such termination been by the Company for Cause.

At-Will Employment

Your employment with the Company will be voluntarily entered into and will be for no specified period, also known as “at-will” employment. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. We request that, in the event of resignation, you give the Company at least two (2) weeks’ notice. The Company will have a similar right and may terminate its employment relationship with you at any time, with or without cause or advance notice. Upon any termination of your employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by you, you shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions you hold with any member of the Company Group and will execute all documents reasonably requested for you to confirm such resignations.

Taxes

The Company may withhold from any payments made to you under this letter or otherwise all federal, state, city or other taxes, including but not limited to income, employment, and social insurance taxes, as the Company is required to withhold pursuant to applicable law, regulation or ruling. Notwithstanding any other provision of this letter, the Company shall not be obligated to guarantee any particular tax result for you with respect to any payment provided to you hereunder, and you shall be responsible for any taxes imposed on you with respect to any such payment.

Other

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided and return it to me at the address listed below. A duplicate original is enclosed for your records. You will be required to sign the Company’s current form of Proprietary Information Agreement as a condition of your employment. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. By signing below, you hereby acknowledge and agree that your Change in Control Severance Agreement, dated October 9, 2014, by and between you and E2Open, Inc., which was assumed by the Company (the “Change in Control Agreement”), shall be deemed terminated and shall no longer be in effect and that you have no further rights under and hereby waive any all rights that you may otherwise have had pursuant to, the Change in Control Agreement. You acknowledge and agree that, as of the date hereof, you have, and will have, no claims, rights, causes of action, damages, grievances, liabilities or the like against Company and its affiliates, or any of its or their respective present or former employees, officers, directors, managers, members, or agents (collectively, the “Released Parties”) relating to the Change in Control Agreement (including without limitation the termination of the Change in Control Agreement) (collectively, “Claims”), and irrevocably and unconditionally, individually and on behalf of your assigns, heirs, and beneficiaries, release, acquit, and forever discharge the Released Parties from, and covenant not to sue the Released Parties with respect to, any and all Claims (whether known or unknown) that you may have.

This letter forms the complete and exclusive statement of your employment with the Company and the compensation payable to you. It supersedes any other representations or promises made to you by anyone, whether oral or written (including any prior commitment to grant you Stock options or other equity in Eagle, none of which has been issued to you and, for the avoidance of doubt, you have no further rights under and hereby waive any all rights that you may otherwise have had pursuant to such stock options or other equity in Eagle), and it may not be modified or amended except by a written agreement signed by the Company and by you.

This Agreement will terminate if not accepted, signed and returned by close of business on February 24, 2016 unless the Company expressly agrees otherwise in writing.

[Signature Page(s) Follow]

Again, I am excited about working together and making E2open, LLC a major success for all employees and shareholders.

Sincerely,

Michael Farlekas

Chief Executive Officer

E2open, LLC

I have read, understand and accept the terms and conditions of this employment offer:

/s/ Peter Hantman
Peter Hantman

Date:	2/24/16

[Signature Page to Hantman Employment Letter]